UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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PERFICIENT, INC.
(Name of Registrant as Specified in Its Charter)

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PERFICIENT, INC.

520 Maryville Centre Drive, Suite 400
Saint Louis, Missouri  63141

Notice of Annual Meeting of Stockholders
To Be Held May 29, 2013

NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting of the Stockholders of Perficient, Inc. (“Perficient” or the “Company”) will be held at the Company’s headquarters located at 520 Maryville Centre Drive, Suite 400, Saint Louis, Missouri, 63141, on May 29, 2013 at 9:00 a.m. local time, for the following purposes:

1. To elect six directors to hold office for a term of one year or until their successors have been duly elected and qualified;

2. To approve, on an advisory basis, a resolution relating to the 2012 compensation of the named executive officers as disclosed in the Proxy Statement;

3. To ratify KPMG LLP as the Company’s independent registered public accounting firm; and

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors of Perficient has fixed the close of business on April 3, 2013 as the record date for the determination of Company stockholders entitled to notice of, and to vote, at the Annual Meeting. Only holders of record of Perficient common stock at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. A list of such stockholders will be available for inspection at the Company’s headquarters located at 520 Maryville Centre Drive, Suite 400, Saint Louis, Missouri, 63141, during ordinary business hours for the ten-day period prior to the 2013 Annual Meeting.

Your attention is directed to the accompanying Proxy Statement for further information regarding each proposal to be made at the 2013 Annual Meeting.

Whether or not you plan to attend the 2013 Annual Meeting, you are asked to complete, sign, and date the enclosed proxy and return it promptly by mail in the enclosed self-addressed envelope, which does not require postage if mailed in the United States or, alternatively, to vote your proxy by telephone or the Internet according to the instructions on your proxy card. You may revoke your proxy at any time prior to the 2013 Annual Meeting. If you decide to attend the 2013 Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the 2013 Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 29, 2013.

The Proxy Statement and the Annual Report on Form 10-K are available at www.perficient.com under the heading “Investor Relations” and then “SEC Filings.”

By Order of the Board of Directors

/s/ Paul E. Martin
Paul E. Martin
Secretary

PERFICIENT, INC.

 520 Maryville Centre Drive, Suite 400
Saint Louis, Missouri  63141

Proxy Statement for Annual Meeting of Stockholders

This Proxy Statement is furnished by the Board of Directors (the “Board”) of Perficient, Inc., a Delaware corporation (“Perficient” or the “Company”), in connection with the solicitation of proxies to be used at the 2013 Annual Meeting of Stockholders (the “Meeting”) to be held on May 29, 2013 at the Company’s headquarters located at 520 Maryville Centre Drive, Suite 400, Saint Louis, Missouri, 63141, at 9:00 a.m. local time, and at any adjournment or postponement thereof. This Proxy Statement and the accompanying Notice and Proxy are being mailed to stockholders on or about April 15, 2013. The principal executive offices of Perficient are located at the address listed above.

PURPOSE OF MEETING

The specific proposals to be considered and acted upon at the Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Only holders of record of Perficient common stock, $0.001 par value per share (the “Common Stock”), at the close of business on the record date, April 3, 2013 (the “Record Date”), will be entitled to vote at the Meeting, and any adjournment thereof. On the Record Date, there were 33,154,692 shares of Common Stock outstanding and entitled to vote. Each outstanding share of Common Stock is entitled to one vote on each matter to be voted upon. Votes cast, either in person or by proxy, will be tabulated by Computershare, the Company’s transfer agent.

Quorum Required

The Company’s bylaws provide that the holders of a majority of the Company’s outstanding shares of stock entitled to vote at the Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Effect of Broker Non-Votes and Abstentions

A broker “non-vote” occurs on an item when shares held by a bank, broker, or other nominee are present or represented at the Meeting but such nominee is not permitted to vote on that item because the nominee does not have discretionary voting power and has not received voting instructions from the beneficial owner of the shares. Broker non-votes and shares as to which proxy authority has been withheld with respect to any matter are not entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained and, therefore, will have no effect on the outcome of the vote on any such matter.  Accordingly, we encourage you to direct your nominee to vote your shares by following the instructions provided on the voting instruction card that you receive from your broker.  Likewise, in tabulating the voting results for any particular proposal, shares that constitute abstentions are not, pursuant to our Bylaws, considered votes cast on the proposal.  Accordingly, abstentions will not affect the outcome of any matter being voted on at the Meeting.

Voting Procedures

Holders of record of the Common Stock may vote using one of the following methods:

In Person: Stockholders of record may attend the Meeting and vote in person.

By Mail: Stockholders of record may vote by completing, signing, dating, and returning the proxy card in the accompanying self-addressed envelope, which does not require postage if mailed in the United States.

By Telephone: Stockholders of record may call the toll-free number on the accompanying proxy card to vote by telephone, in accordance with the instructions set forth on the proxy card and through voice prompts received during the call.

By Internet: Stockholders of record may access the voting website listed on the accompanying proxy card to vote through the Internet in accordance with the instructions included on the proxy card and prompts on the voting website.  Stockholders electing to vote through the Internet may incur telephone and Internet access charges.

Proxies submitted by telephone or the Internet are treated in the same manner as if the stockholder had signed, dated, and returned the proxy card by mail. Therefore, stockholders of record electing to vote by telephone or the Internet should not return their proxy cards by mail.

If a proxy is properly signed by a stockholder and is not revoked, the shares represented thereby will be voted at the Meeting in the manner specified on the proxy, or if no manner is specified with respect to any matter therein, such shares will be voted by the person designated therein in accordance with the recommendations of the Board as indicated in this Proxy Statement. If any of the nominees for director are unable to serve or for good cause will not serve, an event that is not anticipated by Perficient, either (i) the shares represented by the accompanying proxy will be voted for a substitute nominee or substitute nominees designated by the Board; or (ii) the Board may determine to reduce the size of the Board. A proxy may be revoked by a stockholder at any time prior to the voting thereof by giving notice of revocation in writing to the Secretary of Perficient, duly executing and delivering to the Secretary of Perficient a proxy bearing a later date (by mail, telephone or internet), or voting in person at the Meeting. Attendance alone at the Meeting will not revoke a proxy. If you plan to attend the Meeting in person, please bring proper identification and proof of ownership of your shares.

Householding

In some instances, only one copy of the proxy materials is being delivered to multiple stockholders sharing an address, unless we have received instructions from one or more of the stockholders to continue to deliver multiple copies.  We will deliver promptly upon oral or written request a separate copy of the proxy materials to any stockholder at your address.  If you wish to receive a separate copy of proxy materials, requests should be directed to Mr. Paul E. Martin, Perficient, Inc., 520 Maryville Centre Drive, Suite 400, Saint Louis, Missouri, 63141, telephone number (314) 529-3600.  If you have received only one copy of the proxy materials and wish to receive a separate copy for each stockholder in the future, you may call us at the telephone number listed above or write us at the address listed above.  Alternatively, stockholders sharing an address who now receive multiple copies of the proxy materials may request delivery of a single copy, also by calling us at the number listed above, or writing to us at the address listed above.

Solicitation of Proxies

Perficient will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy card, and any additional soliciting material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. Perficient may reimburse such persons for their costs of forwarding the solicitation material to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram, or other means by directors, officers, employees, or agents of Perficient. No additional compensation will be paid to these individuals for any such service.

PROPOSAL 1. ELECTION OF DIRECTORS.

At the Meeting, six directors will be elected to hold office for a term expiring at the next Annual Meeting of Stockholders.  The nominees for election (the “Nominee Directors”) are:

Jeffrey S. Davis
Ralph C. Derrickson
John S. Hamlin
James R. Kackley
David S. Lundeen
David D. May

Each Nominee Director is currently serving as a director of Perficient and has consented to being named in this Proxy Statement and to serve as a director if elected.  Each director will be elected to serve until a successor is elected and qualified or until the director’s earlier resignation or removal.

If any of the Nominee Directors listed above becomes unable to serve or for good cause will not serve, an event that is not anticipated by the Company, either (i) the shares represented by the proxies will be voted for a substitute nominee or substitute nominees designated by the Board; or (ii) the Board may reduce the size of the Board. At this time, the Board knows of no reason why any of the persons listed above may not be able to serve as directors if elected.

Directors and Executive Officers

The name and age of each of the Nominee Directors and executive officers of Perficient and their respective positions with Perficient are listed in the table below. Additional biographical information concerning each of the Nominee Directors and executive officers, including the period during which each such individual has served Perficient, follows the table.

Name	Age	Position
Jeffrey S. Davis	48	President, Chief Executive Officer and Director
Kathryn J. Henely	49	Chief Operating Officer
Paul E. Martin	52	Chief Financial Officer, Treasurer and Secretary
Ralph C. Derrickson	54	Director
John S. Hamlin	47	Director
James R. Kackley	70	Director
David S. Lundeen	51	Director
David D. May	49	Director

Jeffrey S. Davis became the Chief Executive Officer (“CEO”) and a member of the Board on September 1, 2009.  He previously served as the Chief Operating Officer of the Company following its acquisition of Vertecon in April 2002, and was named the Company’s President in 2004. He served the same role of Chief Operating Officer at Vertecon from October 1999 to its acquisition by Perficient. Before Vertecon, Mr. Davis was a Senior Manager and member of the leadership team in Arthur Andersen’s Business Consulting Practice, where he was responsible for defining and managing internal processes, while managing business development and delivery of all products, services, and solutions to a number of large accounts.  Mr. Davis also served in a leadership position at Ernst & Young LLP in the Management Consulting practice and in industry at Boeing, Inc. and Mallinckrodt, Inc.  Mr. Davis is an active volunteer member of the board of directors of the Cystic Fibrosis Foundation of St. Louis and a member of the University of Missouri Trulaske College of Business advisory board. Mr. Davis has a M.B.A. from Washington University and a B.S. degree in Electrical Engineering from the University of Missouri.

Kathryn J. Henely was appointed as the Company’s Chief Operating Officer (“COO”) on November 3, 2009.  Ms. Henely joined the Company as a Director in the St. Louis office following its acquisition of Vertecon in April 2002.  Ms. Henely was the General Manager of the St. Louis office and the Vice President for the Company’s largest business group, which included several local and national business units along with the offshore development center in China. Prior to her appointment to Chief Operating Officer she actively participated in the due diligence and integration of several acquisitions within her business group.  Additionally, she led the establishment of the Company Wide Practices and Corporate Recruiting organizations.  Ms. Henely received her M.S. in Computer Science from the University of Missouri-Rolla and her B.S. in Computer Science from the University of Iowa.

Paul E. Martin joined the Company in August 2006 as Chief Financial Officer (“CFO”), Treasurer and Secretary. From August 2004 until February 2006, Mr. Martin was the Interim co-Chief Financial Officer and Interim Chief Financial Officer of Charter Communications, Inc. (“Charter”), a publicly traded multi-billion dollar in revenue domestic cable television multi-system operator. From April 2002 through April 2006, Mr. Martin was the Senior Vice President, Principal Accounting Officer and Corporate Controller of Charter, and was Charter’s Vice President and Corporate Controller from March 2000 to April 2002. Prior to Charter, Mr. Martin was Vice President and Controller for Operations and Logistics for Fort James Corporation, a manufacturer of paper products with multi-billion dollar revenue. From 1995 to February 1999, Mr. Martin was Chief Financial Officer of Rawlings Sporting Goods Company, Inc., a publicly traded multi-million dollar revenue sporting goods manufacturer and distributor. Mr. Martin received a B.S. degree with honors in accounting from the University of Missouri – St. Louis.  Mr. Martin is also a member of the board of the St. Louis chapter of Autism Speaks and of the University of Missouri – St. Louis School of Business Leadership Council.

Ralph C. Derrickson became a member of the Board in July 2004. Mr. Derrickson has more than 28 years of technology management experience in a wide range of settings including start-up, interim management, and restructuring situations. Currently Mr. Derrickson is President, CEO and a director of Carena, Inc., a medical care company. Prior to joining Carena, Inc., Mr. Derrickson was managing director of venture investments at Vulcan Inc., an investment management firm headquartered in Seattle, Washington, from October 2001 to July 2004. Mr. Derrickson is a founding partner of Watershed Capital, an early-stage venture capital firm, and is the managing member of RCollins Group, LLC, a management advisory firm. He is currently a board member of Array Health Solutions.  He previously served as a board member of Metricom, Inc., a publicly traded company, from April 1997 to November 2001, and as Interim CEO of Metricom from February 2001 to August 2001. From June 1993 to June 1997, he served as vice president of product development at Starwave Corporation, one of the pioneers of the Internet. Earlier, Mr. Derrickson held senior management positions at Metricom, Inc., Starware Corporation, and NeXT Computer, Inc. He has served on the boards of numerous start-up technology companies. Mr. Derrickson is a lecturer at the Michael G. Foster School of Business at the University of Washington, and serves on the Executive Advisory Board of the Center for Entrepreneurship and Innovation at the University of Washington.  Mr. Derrickson also serves on the Board of Trustees of The Island School on Bainbridge Island, Washington, and he is a member of the President’s Circle of the National Academy of Sciences, the National Academy of Engineering, and the Institute of Medicine. Mr. Derrickson holds a bachelor’s degree in systems software from the Rochester Institute of Technology.

John S. Hamlin became a member of the Board in March 2009.  Mr. Hamlin has been President and Managing Partner of Bozeman Limited Partnership, an Austin, Texas-based private equity firm, since April 2007. He is currently Chairman of the corporate board of Recreational Equipment, Inc., an outdoor retailer in Seattle, Washington; Presiding Director of the board of Tory Burch LLC, a luxury American sportswear company in New York; a corporate board member of Spiceworks, a privately held network management software company in Austin, Texas; a corporate board member of Serena and Lily, a privately held premium home goods retailer in California; and a corporate board member of Food on the Table, a privately held online business in Austin, Texas.  He serves on the advisory boards of Bazaarvoice (NASDAQ: BV), a publicly held online ratings and review company, and Trackingpoing, an optics technology company, both in Austin, Texas.  Mr. Hamlin previously served on the board of Bare Escentuals, a publicly-held premium cosmetic company, from March 2009 until their acquisition by Shiseido in March 2010.  From 2006 to 2008, he was a corporate board member and audit committee member at Safeco, a publicly-held insurance company, which was sold to Liberty Mutual Insurance.  Prior to joining Bozeman, Mr. Hamlin spent 11 years at Dell Inc. (“Dell”), a technology solutions, services, and support provider, where he was an Executive Officer and Senior Vice President reporting directly to the Office of the Chairman.  From 2005 to 2007 he was the Senior Vice President responsible for Dell’s global online business and brand strategy. Mr. Hamlin previously served as Senior Vice President and General Manager of Dell’s United States consumer business for 5 years, and led that business from the Number 6 to the Number 1 market share in the U.S.  He also served as Vice President and General Manager of Dell’s Home and Small Business division in Japan, and held marketing and operations positions in the U.S. Home and Small Business division before moving to Japan. Prior to joining Dell, Mr. Hamlin worked in the venture capital field for three years and served as a strategic consultant at Bain & Company for six years. He is a Phi Beta Kappa graduate of Dartmouth College and received a graduate degree from the Harvard Business School.

James R. Kackley became a member of the Board in December 2010 and was appointed as non-executive Chairman in November 2011.  He is currently the Non-Executive Chairman of the Board of Orion Energy Systems, Inc., a leading innovator in power technology, having served as its President and Chief Operating Officer in 2009 and 2010 and as a director since 2005. Prior to 2005, he served as Managing Partner and Chief Financial Officer of Andersen Worldwide SC. Mr. Kackley spent more than three decades at Arthur Andersen LLP and Andersen Worldwide. He served as a partner in both the U.S. and Worldwide firms from 1974. He served as an Adjunct Professor at the Kellstadt School of Management at DePaul University from 1999 to 2002. He has been a director of Herman Miller Inc. since 2003 and served as a director of PepsiAmericas Inc. from December 2004 to February 2010 and Ryerson Inc. from February to October 2007. Mr. Kackley is also involved in numerous civic and charitable organizations. He currently serves as a Life Trustee of Northwestern University and the Museum of Science and Industry (Chicago). Mr. Kackley received his undergraduate degree from Northwestern University.

David S. Lundeen became a member of the Board in April 1998. Mr. Lundeen has been providing services as an independent business consultant since 2002. He is currently a director at Parago, Inc., a reward programs and customer incentive solutions provider, a position he has held since 1999. From March 1999 through 2002, Mr. Lundeen was a partner with Watershed Capital, a private equity firm based in Mountain View, California. From June 1997 to February 1999, Mr. Lundeen was self-employed, managed his personal investments, and acted as a consultant and advisor to various businesses. From June 1995 to June 1997, he served as the Chief Financial Officer and Chief Operating Officer of BSG Corporation. From January 1990 until June 1995, Mr. Lundeen served as President of Blockbuster Technology and as Vice President of Finance of Blockbuster Entertainment Corporation. Prior to that time, Mr. Lundeen was an investment banker with Drexel Burnham Lambert in New York City. Mr. Lundeen received a B.S. in Engineering from the University of Michigan in 1984 and a M.B.A. from the University of Chicago in 1988.

David D. May, CFA, became a member of the Board in March 2009.  Mr. May has been providing services as an independent business consultant since 2012. Mr. May was the co-founder and portfolio manager of Third Coast Capital, an Austin, Texas-based long-short equity hedge fund from 2005 until 2012. Prior to forming Third Coast Capital in 2004, Mr. May was a co-founder and Managing Partner of Ridgecrest Partners, a New York City-based hedge fund founded in 1998.  From 1996 to 1998, Mr. May was a Partner at Ardsley Partners, a Connecticut-based hedge fund, where he served as an analyst and a portfolio manager.  Previously, he was a Vice President at Luther King Capital Management in Fort Worth, Texas, an investment advisory firm.  During his 12 years with the company, he served as a portfolio manager for a broad range of investment portfolios and co-founded the LKCM Mutual Funds, of which he served as President of the Fund group.  He received a B.A. in Business and a M.B.A. from Texas Christian University.  Mr. May is a CFA charter holder and is a member of the Investment Advisory Committee for LBJ Advisors, the Investment Committee for Argentus Partners, LLC., and of the Board of Directors of ShippingEasy, LLC.

There are no family relationships between any of the Company’s directors and executive officers.

COMPOSITION AND MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

The size of the Board is set at six directors.  The Board has affirmatively determined that a majority of the directors qualify as independent directors as defined by the Securities and Exchange Commission (“SEC”) regulations and The Nasdaq Global Select Market (“Nasdaq”) listing standards. The independent directors are Ralph C. Derrickson, John S. Hamlin, James R. Kackley, David S. Lundeen, and David D. May. In addition, Edward L. Glotzbach, who no longer serves on the Board but served as a director for a portion of 2012, was determined by the Board to be independent.

During 2012, the Board held nine meetings and acted by unanimous written consent two times.  Each of the directors participated in at least 75% of the aggregate of all meetings of the Board and the total number of meetings held by all committees of the Board of which each respective director was a member during the time he was serving as such during 2012.  All members of the Board are encouraged to attend the Meeting.  One of the directors attended, by telephone, the 2012 Annual Meeting of Stockholders.

Committees of the Board of Directors

The Board has created a Compensation Committee, an Audit Committee, and a Nominating and Corporate Governance Committee. Each member of these committees is independent as defined by SEC regulations and the Nasdaq listing standards.

Compensation Committee

The Compensation Committee establishes salaries, incentives, and other forms of compensation for Perficient’s directors, executive officers, and key employees, and administers its equity incentive plans and other incentive and benefit plans. This committee held five meetings during 2012. Ralph C. Derrickson, Edward L. Glotzbach, David S. Lundeen, and David D. May served on the Compensation Committee.  Mr. Glotzbach served as chairman of the Compensation Committee until April 2012, when he declined to stand for re-election to the Board and resigned from the committee. After that time, Mr. May was appointed to replace Mr. Glotzbach as chairman of the Compensation Committee. For 2012, the Board affirmatively determined that Messrs. Derrickson, Glotzbach, Lundeen, and May qualified as independent directors as defined by the Nasdaq listing standards.  Additional information regarding the Compensation Committee is included in the section entitled “Compensation Discussion and Analysis” beginning on page 9.  A copy of the current Compensation Committee Charter is available on the Company’s website, www.perficient.com.

Audit Committee

The Audit Committee has the sole authority to appoint, retain, and terminate the Company’s independent accountants and is directly responsible for the compensation, oversight, and evaluation of the work of the independent accountants. The independent accountants report directly to the Audit Committee. The Audit Committee also has the sole authority to approve all audit engagement fees and terms and all non-audit engagements with the Company’s independent accountants, and must pre-approve all auditing and permitted non-audit services to be performed for the Company by the independent accountants, subject to certain exceptions provided by the Securities Exchange Act of 1934, as amended (the “Exchange Act”). A copy of the current Audit Committee Charter is available on the Company’s website, www.perficient.com.

This committee held four meetings during 2012. James R. Kackley, David S. Lundeen, and David D. May served on the Audit Committee. Mr. Lundeen serves as chairman of the Audit Committee. For 2012, the Board affirmatively determined that Messrs. Kackley, Lundeen, and May qualified as independent directors as defined by the Nasdaq listing standards and Rule 10A-3 of the Exchange Act, and further determined that each member has sufficient knowledge and experience in financial matters to perform his duties on the committee.  In addition, the Board determined that Mr. Kackley is qualified as the “audit committee financial expert” within the meaning of SEC regulations and that he has accounting and related financial management expertise within the meaning of the Nasdaq listing standards.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for establishing the criteria for selecting directors, recommending to the Board individuals for election or re-election, overseeing orientation and continuing education programs, advising the Board on corporate governance practices, recommending chairpersons of each of the Board committees, and reporting annually on the performance of the Board.  A copy of the current Nominating and Corporate Governance Committee Charter is available on the Company’s website, www.perficient.com.

This committee held six meetings during 2012.  John S. Hamlin and James R. Kackley served on the Nominating and Corporate Governance Committee. Mr. Hamlin serves as chairman of the Nominating and Corporate Governance Committee.  For 2012, the Board affirmatively determined that Messrs. Hamlin and Kackley qualified as independent directors as defined by the Nasdaq listing standards.

Director Qualifications

When considering whether directors and nominees have the experience, qualifications, attributes, diversity, and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Nominating and Corporate Governance Committee and the Board focused primarily on the information discussed in each of the directors’ individual biographies set forth on pages 3-5.  In particular:

•
With regard to Mr. Davis, the Board considered his deep knowledge and understanding of the Company and its operations, as well as his more than 20 years of experience in technology management and consulting.

•	With regard to Mr. Derrickson, the Board considered his strong business and entrepreneurial background, especially his extensive technology management experience in diverse settings.
•	With regard to Mr. Hamlin, the Board considered his expertise in finance and investments and his extensive managerial and operational experience with a large public company.
•	With regard to Mr. Kackley, the Board considered his financial acumen, his strong background in business, and extensive board experience at both private and public companies.
•	With regard to Mr. Lundeen, the Board considered his financial acumen, his strong background in business, finance and investment banking, and his vast and diverse board experience.
•	With regard to Mr. May, the Board considered his broad investment experience, including fund management, portfolio management and advisory services.

Identification of Director Candidates

The Nominating and Corporate Governance Committee is responsible for evaluating potential or suggested director nominees and identifying individuals qualified to become members of the Board. This committee will also evaluate persons suggested by stockholders and conduct the appropriate inquiries into the backgrounds and qualifications of all possible nominees. The Nominating and Corporate Governance Committee has established criteria for selecting new director nominees, which includes knowledge of business, industry and economic environment, educational background, professional experience, and availability to serve as a director of the Company.  When identifying nominees to serve as director, the Nominating and Corporate Governance Committee will consider candidates with diverse business and professional experience, skills, gender, and ethnic background, as appropriate, in light of the current composition and needs of the Board.  The Nominating and Corporate Governance Committee will assess the effectiveness of this policy annually in connection with the nomination of directors for election at the annual meeting of stockholders.  Each nominee should be a person of integrity and be committed to devoting the time and attention necessary to fulfill his or her duties to the Company. Please see the section entitled “Stockholder Proposals for Next Annual Meeting” on page 25 for additional information regarding certain notice requirements applicable to director nominations other than those made by the Board.

Board Leadership and Risk Oversight

The Board maintains the freedom to choose whether the roles of Chairman and CEO should be combined or separated based on what it believes is best for the Company and its stockholders at a given point in time. Mr. Kackley was appointed as non-executive Chairman of the Board in November 2011. The Company decided to fill the Chairman position and separate the roles of the Chairman and the CEO in recognition of the importance of, and differences between, the two roles. The CEO is responsible for setting the strategic direction of the Company and the day-to-day leadership and performance of the Company, while the Chairman provides guidance to the CEO and presides over meetings of the full Board. The Company could decide to combine these positions in the future.

The Board has responsibility for the oversight of risk management.  The Board, either as a whole or through its committees, regularly discusses with management the Company’s major risk exposures, their potential impact on the Company, and the steps necessary to manage them.  While the Board is ultimately responsible for risk oversight at the Company, the committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk.  In particular, the Audit Committee meets periodically with management in order to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Nominating and Corporate Governance Committee focuses on the management of risks associated with board organization, membership and structure, succession planning for the directors and executive officers, and corporate governance.  Finally, the Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from compensation policies and programs.

Communications with the Board

Communications by stockholders or by other parties may be sent to the Board by U.S. mail or overnight delivery and should be addressed to the Board of Directors c/o Secretary, Perficient, Inc., 520 Maryville Centre Drive, Suite 400, Saint Louis, Missouri, 63141. Communications directed to the Board, or one or more directors, will be reviewed by the Secretary and forwarded to the Board as appropriate, Communications may be made anonymously.

COMPENSATION OF DIRECTORS

The Company uses a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the Board. When recommending changes to director compensation, the Company considers the significant amount of time they expend in fulfilling their duties to the Company, as well as the skill level required of members of the Board.

For 2012, the Board compensation plan provided the following for non-employee directors:

•
Each new non-employee director, in connection with his or her election or appointment to the Board, will be granted restricted stock with a value of $100,000, based on the closing market price of the Common Stock on the date of election or appointment to the Board vesting ratably on the last day of each calendar quarter over the immediately succeeding three years;

•
Subject to continuing Compensation Committee approval, on the first business day in November of each year, each then-serving non-employee director (except the chairman of the Board) will be granted an annual award of restricted stock with a value of $20,000, based on the closing market price of the Common Stock on that date, vesting ratably on the last day of each calendar quarter over the immediately succeeding one year;

•
Subject to continuing Compensation Committee approval, on the first business day in November of each year, the then-serving chairman of the Board will be granted an annual award of restricted stock with a value of $40,000, based on the closing market price of the Common Stock on that date, vesting ratably on the last day of each calendar quarter over the immediately succeeding one year;

•
For each open-market purchase of Common Stock by non-employee directors, the Company will match the purchase with the grant of an equal number of shares, not to exceed $20,000 in value, vesting annually over a three-year period;

•	Each non-employee director will be entitled to receive an annual fee of $15,000 paid in quarterly installments;
•	Each non-employee director will receive $2,000 for each regularly scheduled quarterly meeting of the Board attended in person or $1,000 if attended telephonically;
•	Each non-employee director will receive $500 for each special meeting of the Board if attended in person or $250 if attended telephonically;
•	The non-employee director serving as chairman of the Board will receive an additional fee payable at the rate of $3,750 per quarter;
•	The non-employee director serving as chairman of the Audit Committee will receive an additional fee payable at the rate of $3,750 per quarter; and
•	The non-employee director serving as chairman of the Compensation Committee will receive an additional fee payable at the rate of $2,500 per quarter.

The following table provides information relating to total compensation amounts paid to non-employee members of the Board in 2012:

2012 DIRECTOR COMPENSATION
Name (1)	Fees Paid in Cash ($)	Stock Awards ($)(2)(3)	Option Awards ($)	Total ($)
Ralph C. Derrickson (4)	$22,250	$20,003	$-	$42,253

Edward L. Glotzbach (5)	22,167	-	-	22,167

John S. Hamlin (6)	21,000	40,005	-	61,005

James R. Kackley (7)	36,000	86,433	-	122,433

David S. Lundeen (8)	37,000	20,003	-	57,003

David D. May (9)	27,250	20,003	-	47,253

(1)
Because Mr. Davis is the CEO and an employee of the Company, he is not included in this table. Mr. Davis’s compensation as an employee of the Company is shown in the “Summary Compensation Table” on page 14.

(2)
All non-employee directors of the Board (except Messrs. Glotzbach and Kackley) received a restricted stock award of 1,660 shares on November 1, 2012. Mr. Kackley, as chairman of the Board, received a restricted stock award of 3,320 shares on November 1, 2012. The grant date fair value of the November 1, 2012 restricted stock awards was based on the closing market price of the Common Stock on the grant date of $12.05. Messrs. Hamlin and Kackley received a restricted stock award of 1,802 shares on November 7, 2012; these awards were made pursuant to the director open-market purchase matching program. The grant date fair value of the November 7, 2012 restricted stock awards was based on the closing market price of the Common Stock on the grant date of $11.10. Mr. Kackley also received a restricted stock award of 2,247 shares on April 12, 2012. The grant date fair value of the April 12, 2012 restricted stock awards was based on the closing market price of the Common Stock on the grant date of $11.76.

(3)
Amounts listed represent the aggregate grant date fair value, with respect to restricted stock awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC Topic 718”).  Following SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of the 2012 amounts were disclosed in Note 9 to the Company’s consolidated financial statements for 2012, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 7, 2013.

(4)
As of December 31, 2012, Mr. Derrickson had 30,000 option awards outstanding, which are all vested. These awards range in exercise price from $3.17 to $9.19. Mr. Derrickson had 1,245 shares of unvested restricted stock outstanding as of December 31, 2012 with a market value of $14,666, based on the closing market price of the Common Stock of $11.78 on December 31, 2012.

(5)
Mr. Glotzbach resigned from the Board effective April 9, 2012; upon resignation 6,208 shares of unvested restricted stock were forfeited. As of December 31, 2012, Mr. Glotzbach had no shares of unvested restricted stock outstanding.

(6)
As of December 31, 2012, Mr. Hamlin had 3,047 shares of unvested restricted stock outstanding with a market value of $35,894, based on the closing market price of the Common Stock of $11.78 on December 31, 2012.

(7)
As of December 31, 2012, Mr. Kackley had 7,196 shares of unvested restricted stock outstanding with a market value of $84,769, based on the closing market price of the Common Stock of $11.78 on December 31, 2012.

(8)
As of December 31, 2012, Mr. Lundeen had 1,245 shares of unvested restricted stock outstanding with a market value of $14,666, based on the closing market price of the Common Stock of $11.78 on December 31, 2012.

(9)
As of December 31, 2012, Mr. May had 1,245 shares of unvested restricted stock outstanding with a market value of $14,666, based on the closing market price of the Common Stock of $11.78 on December 31, 2012.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of the holders of a majority of the votes cast, excluding abstentions, at the Meeting is required for the election of each director. The Company’s Corporate Code of Business Conduct and Ethics requires that any standing director who fails to receive the affirmative vote of the holders of a majority of the Company’s Common Stock present in person or by proxy and entitled to vote at a stockholder meeting for the election of the director must notify the Company’s Board and Nominating and Corporate Governance Committee. The notification must be accompanied by a letter of resignation from the director. The notification also provides the director with the opportunity to confirm his or her desire to continue as a Board member. The Nominating and Corporate Governance Committee will review the continued appropriateness of the director’s Board membership. Upon completion of this review, the Nominating and Corporate Governance Committee will recommend to the Board whether the tendered resignation should be accepted or rejected. The resignation will be accepted upon the affirmative vote of a majority of the members of the Board, excluding the director submitting his or her resignation.

Each outstanding share of Common Stock is entitled to one vote on each of the six director positions to be filled at the meeting.  Stockholders can withhold authority to vote for one or more nominees for director.  Stockholders do not have cumulative voting rights in the election of directors, meaning they cannot aggregate their votes on all seats to be filled and vote them on a lesser number of nominees or a single nominee.

The Board recommends a vote “FOR” the election of each of the Nominee Directors.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Overview

The Compensation Committee of the Board is responsible for reviewing, evaluating and approving the agreements, plans, policies, and programs of the Company to compensate its officers and directors. The Compensation Committee consisted of Messrs. Derrickson, Glotzbach, Lundeen, and May.  Mr. Glotzbach served as chairman of the Compensation Committee until April 2012, when he declined to stand for re-election to the Board and resigned from the committee. After that time, Mr. May was appointed to replace Mr. Glotzbach as chairman of the Compensation Committee.

The Compensation Committee makes all decisions related to the compensation package of the CEO. To determine the compensation of the CEO, the Compensation Committee reviews the individual performance of the CEO in the context of the Company’s performance as well as the analysis of its compensation consultant, Lockton Companies LLC (“Lockton”).  For the compensation packages of the named executive officers, other than himself, the CEO annually reviews their performance, including individual contribution and demonstrated leadership, and external market references and presents individual compensation recommendations to the Compensation Committee. The Compensation Committee reviews the recommendations of the CEO as well as the analysis of Lockton. The Compensation Committee has the authority to accept, modify, or disregard the CEO’s compensation recommendations. These compensation packages are the result of the evaluation and judgment of the Compensation Committee, rather than a precise formula. The Compensation Committee does not specifically focus in any material way on any of the individual compensation elements discussed below.

At the 2012 Annual Meeting of Stockholders, the “Advisory Vote on Executive Compensation” proposal (the “say on pay” vote) received support from approximately 97% of votes cast.  The Committee considered these results in determining the Company’s compensation plans and programs for 2013.

Executive Compensation Objectives and Elements of Compensation

During 2012, various types of compensation were provided to the named executive officers of the Company set forth in the “Summary Compensation Table” at page 14, who are:

•	Jeffrey S. Davis, CEO and President;
•	Kathryn J. Henely, COO; and
•	Paul E. Martin, CFO.

The objectives of the Company’s compensation programs are to:

•	Recruit and retain top executive officers with the experience and skills to aid and to support the Company’s growth;
•	Recognize job responsibility and offer competitive and compelling compensation programs that provide executives with an incentive to continue to expand their contributions to the Company;
•	Reward individuals for their continued contribution to the success of the Company, including the Company’s execution against its business plan and creation of stockholder value; and
•	Allow employees to acquire a proprietary interest in the Company as an incentive to remain employed with the Company.

The Company’s compensation programs are designed to attract, retain, and reward executives who are responsible for achieving the business objectives necessary to assure both revenue and profit growth while providing clients of the Company with the highest quality solutions and services. A significant portion of compensation paid to executives is directly related to delivering revenue and profit growth and other factors that influence stockholder value, thereby aligning executive interests closely with stockholder interests. This leads the Company to focus more on variable compensation than on base salary. The Company’s variable compensation programs for executives are structured to pay for high performance and are typically dependent on the Company’s financial results. It is the Company’s view that including an incentive-based compensation element keeps management motivated and retains top executives to ensure the Company’s long-term success. Each executive officer is rewarded with the following types of cash and non-cash compensation:

•	Base salary;
•	Performance-based annual cash bonus award;
•	Long-term equity incentive compensation; and
•	Company-sponsored employee benefits, such as life insurance benefits and a tax-qualified savings plan (401(k) plan).

In accordance with their respective employment agreements, Messrs. Davis and Martin may also be entitled to severance and the potential acceleration of vesting of long-term equity awards upon a termination for certain specified reasons or a change in control. Ms. Henely is not entitled to any such payments.

There is no predetermined policy for allocating compensation between these elements and each type of compensation is designed to achieve a specific purpose in line with the objectives of the Company’s compensation philosophy.

Compensation Consultant

The Compensation Committee has the discretion to directly engage the services of a compensation consultant or other advisors. The Compensation Committee has engaged Lockton, an independent compensation consulting firm, to serve as the Compensation Committee’s compensation consultant. Lockton does not own any shares of the Company’s stock. There are no personal or business relationships between the Lockton consultants and any executive of the Company. In addition, there are no personal relationships between the Lockton consultants and any member of the Compensation Committee. Lockton maintains a detailed conflict of interest policy in order to ensure that the Compensation Committee receives conflict-free advice. Lockton did not provide additional services to the Company in excess of $120,000 during 2012.

Peer Group

Lockton has conducted a comprehensive assessment to determine if the Company’s executive officer compensation is comparable to the Company’s peers and a market median. The market median was comprised of a combination of market compensation data from peer company proxy statements as well as published industry sources utilizing companies that operate in the computer programming services industry with revenue less than $500 million (the “external market”). The following companies were included in the peer group: Advent Software, Inc., Agilysys, Inc., Blackbaud, Inc., CIBER, Inc., Computer Task Group, Inc., Dynamics Research Corporation, EPAM Systems, Inc., EPIQ Systems, Inc., iGATE Corporation, Interactive Intelligence Inc., NCI Inc., NetSuite Inc., Sapient Corporation, Synaptics Incorporated, Syntel Inc., and Virtusa Corporation.  Published compensation data from company proxy statements and quarterly and annual report filings was utilized. The report prepared by Lockton analyzed the compensation paid to the Company’s named executive officers for 2012.  While the data and input provided by Lockton is a factor in its analysis of various compensation elements, the Compensation Committee makes the final determination on all compensation decisions.

Base Salary

The named executive officers are offered a competitive salary in order to retain their services and to also reward their performance with the Company. For the CEO and CFO, salary is set as part of a written agreement that has been approved by the Compensation Committee, but may be increased from time to time with the approval of the Board. Several factors are considered by the Compensation Committee when determining and approving an employment agreement or arrangement for a named executive officer. These factors include the executive officer’s performance relative to the Company’s goals and objectives, such as the Company’s financial performance and relative stockholder return. For newly hired executives, the individual’s relevant experience in the industry is considered.  The base salary of other executive officers of the Company is recommended by the CEO after his review of the aforementioned factors with final approval given by the Compensation Committee.

During 2012, the Compensation Committee determined that the base salary of the CEO was below the desired 50th percentile of the external market and approved an increase during April 2012 to bring his salary closer to the recommended targeted position according to the analysis performed by Lockton. The increase was deemed appropriate due to the importance of the role of the CEO and the Company’s compensation strategy. No changes were made to the other named executive officers’ base salaries at that time. See the “Summary Compensation Table” at page 14 for a detailed discussion of the named executive officers’ base salaries for years 2010, 2011, and 2012.

Performance-Based Executive Bonus Plan

The named executive officers are eligible for cash bonuses under the Executive Bonus Plan, which is tied to operating performance. The determination of bonus payments is based on various targets and factors. Annual incentive targets are an integral component of compensation that link and reinforce executive decision making and performance with the annual objectives of the Company. The Compensation Committee has the discretion to determine the appropriate performance criteria, which is objective and established in writing during the first quarter of each year. Typically, these targets include an Adjusted Generally Accepted Accounting Principles Earnings Per Share (“Adjusted GAAP EPS”) target that must be met and is discussed and agreed upon by the Compensation Committee and management during the Company’s annual planning process. Adjusted GAAP EPS is a performance measure defined as net income plus amortization of intangibles, stock compensation expense, acquisition-related costs and adjustments, and other non-cash items, including related tax effects, divided by shares used in computing diluted net income per share, which is not in compliance with Generally Accepted Accounting Principles (“GAAP”).

Management and the Compensation Committee believe in the importance of structuring a bonus arrangement that pays the Company’s stockholders first.  Therefore, no incentive bonuses are payable to the Company’s executives until the Company surpasses the Adjusted GAAP EPS target established by the Compensation Committee. However, final overall funding decisions are made after the end of the year based upon the Company’s performance against this target, and are subject to approval by the Compensation Committee.

The bonus payments under the 2012 Executive Bonus Plan were contingent upon realization of Adjusted GAAP EPS of at least $0.88 for the year.  This target was reassessed by the Compensation Committee after the acquisitions during the year and was increased as appropriate to reflect the impact of the transactions.  In addition to amounts that may be payable under the Company’s Executive Bonus Plan, the Compensation Committee may also award discretionary bonuses to non-executive management. The form and structure of any bonuses paid to the Company’s named executive officers must be approved by the Compensation Committee. Bonus payments are offered to reward management for implementing and monitoring the objectives of the Company in line with the Company’s financial goals.

A portion of the bonus pool was to be funded upon the achievement of Adjusted GAAP EPS in excess of $0.88 (and earnings in excess of the portion of the bonus pool funded would be retained by the Company), and the bonus pool would not be fully funded until the achievement of Adjusted GAAP EPS in excess of $1.09.  The Compensation Committee implemented this feature based on the recommendation of management to ensure that the Company’s executives and management would share in the benefits of increased earnings on Common Stock with the Company’s stockholders.  Management and the Compensation Committee believe the inclusion of the “stair-step” feature in the 2012 Executive Bonus Plan furthers the Company’s policy of paying stockholders before executives are rewarded for Company performance.

For 2012, the Company achieved $0.92 Adjusted GAAP EPS, which resulted in 33% funding of the bonus plan and the payment of cash incentive bonus compensation. In addition to the amounts payable under the Company’s 2012 Executive Bonus Plan, the Compensation Committee approved discretionary bonuses to non-executive management for 2012.

The short-term incentive target for the named executive officers is generally competitive with the external market in the study provided by Lockton. Based on the Lockton review of executive compensation for 2012 and prior, it appears the Company’s Executive Bonus Plan targets have been consistently aggressive compared to the external market.

Long-Term Equity Incentive Compensation

Share-based compensation such as restricted stock awards are granted to executives on a discretionary basis by the Compensation Committee. The Company does not have any program, plan, or practice to grant restricted stock awards to executives in coordination with the release of material non-public information.  It is the Company’s current practice to grant awards of restricted stock instead of stock options. See additional discussion of these awards at the “2012 Grants of Plan-Based Awards” table at page 15. The Company believes that this type of incentive compensation rewards the highest quality management and will retain that management in the future. Share-based payments allow the executives to obtain a proprietary interest in the Company and therefore participate in the profit and success of the Company in meeting its objectives and goals.  Additionally, by focusing on equity-based compensation, the Company is able to provide competitive total compensation packages and use cash resources to operate and expand the business.

                Beginning in 2011, the vesting period for long-term equity incentive awards was shortened from five years to three years with 33% of the award vesting on each anniversary of the date of the grant. Prior to 2011, these types of awards had a vesting period of five years with 20% of the award vesting on each anniversary of the date of grant. There are no performance conditions associated with the share-based awards granted by the Company.  Award amounts and the timing of grants are determined by the Compensation Committee.  In 2012, all of the long-term equity incentive awards granted by the Company were in the form of restricted stock.  Awards made to the named executive officers in 2012 vest 33% on each anniversary of the date of grant through 2015.  Any potential acceleration of the vesting schedules pursuant to a change in control or a termination is discussed below under “Potential Payments Upon Termination and/or a Change in Control.”

The Compensation Committee utilized the report prepared by Lockton to determine how the long-term incentives granted to the Company’s named executive officers, like share-based payments, compared to the market median (see discussion under “Peer Group” for additional information). The analysis showed that the aggregate value of the equity awards received by the Company’s named executive officers was below the 50th percentile of the external market.

Total Direct Compensation Analysis

Based on the analysis performed by Lockton for 2012, actual total direct compensation paid to the Company’s named executive officers was below the 50th percentile of the external market.  This corresponds to the Compensation Committee’s goal to pay compensation comparable to the Company’s peers while still providing executives of the Company with the opportunity to increase the value of their compensation package through extraordinary performance.

Company-Sponsored Benefit Plans

The named executive officers are provided with primarily the same company-sponsored health, welfare, and retirement benefits as all other employees, including life insurance benefits and a tax-qualified retirement savings plan. The Company provides all employees with basic life insurance in the amount of two times their annual salary with a $100,000 minimum benefit and a $400,000 maximum benefit. In addition to the standard life insurance, the Company retains a $1.5 million life insurance policy for the CEO. The benefit on this policy is payable to the CEO’s beneficiary, as applicable, upon death.  The Company also provides a short- and long-term disability benefit to all employees, including the named executive officers, at no cost, for 60% of base salary for up to 90 days and 60% of base salary up to a maximum benefit of $10,000 per month after 90 days, respectively.  In addition to the standard short- and long-term disability benefits, the Company pays for additional disability coverage for the CEO, including a monthly income benefit of $15,000 for five years for the CEO.

The Perficient 401(k) Employee Savings Plan is a tax-qualified retirement savings plan to which all employees, including the named executive officers, are able to contribute from 1% to 100% of their annual salary on a before-tax basis, up to the limits established by the Internal Revenue Code of 1986, as amended (the “Code”). During 2012, the Company matched 50% of contributions of the first 6% of eligible compensation deferred by participants, comprised of 25% in cash and 25% in Company stock. Employee contributions to the 401(k) Employee Savings Plan vest upon contribution and Company matching funds are fully vested after three years of service.

Attributed costs of the benefits described above for the named executive officers for the year ended December 31, 2012 are included in the “All Other Compensation” column of the “Summary Compensation Table” at page 14.

Severance Benefits

The Company has entered into employment agreements with the CEO and CFO, which contain severance and change in control provisions. Severance benefits under the agreements are payable upon a “double-trigger.”  In other words, although the employment agreements provide for accelerated vesting of equity upon a change in control, additional payments under the agreements are only triggered upon both a change in control and termination of employment.

The Company provides a level of severance benefits that the Compensation Committee believes is necessary to provide a competitive compensation package to these senior executives.  Maintaining these arrangements enables the Company to attract and retain senior executives, provide senior executives with a degree of certainty regarding their future employment relationship, and ensure the continued commitment of senior executives in the event of a potential or actual change in control.  Payments upon a change in control also further align the interests of the executives with those of the stockholders.  Providing change in control benefits is designed to reduce the reluctance of management to pursue potential change in control transactions that may be in the best interests of the stockholders, and helps ensure stability in the event of a change in control of the Company.

The Compensation Committee further believes that the level of severance benefits and vesting of outstanding equity awards under the employment agreements, including multiples of pay, are consistent with market practice and necessary for the Company to be competitive in attracting and retaining talent in the Company’s industry, and are also commensurate with each senior executive’s level of responsibility.

Finally, the Compensation Committee believes that the potential payments to be made upon termination and/or change in control are an important part of executive compensation as structured at the Company.  As discussed above, Company executives are generally paid a lower base salary than market but receive long-term equity compensation at a greater rate than the market.  The focus on variable compensation helps to retain executives and reward them for performance over time.  Due to this philosophy, offering potential payments upon termination and/or change in control is an attractive compensation element that allows the executives to become equalized with market compensation should these events occur.

Additional information regarding severance and other change in control benefits is provided in the section entitled “Potential Payments upon Termination and/or Change in Control” beginning at page 19.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code (“IRC Section 162(m)”), which limits the deductibility of certain executive officer compensation. Generally, the Company’s policy is to structure compensation so that executive compensation is tax-deductible. However, in certain cases, the Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers while creating and improving stockholder value.

The Company’s stockholders approved the Perficient, Inc. Plan for Tax Deductible Executive Incentive Compensation (the “Plan”) on May 23, 2012.  The Plan formalizes the Company’s practices for awarding bonuses under the Executive Bonus Plan, and the Executive Bonus Plan is administered by the Compensation Committee.  The Plan is structured to avoid the limitations on deductibility imposed by IRC Section 162(m) in order to allow the Company to deduct the bonus amounts paid under the Executive Bonus Plan.  Taxable income associated with restricted stock awards, however, is subject to the limitations of IRC Section 162(m). The named executive officers were paid bonuses earned in 2012 under the Plan. These bonuses were excluded from 2012 compensation for purposes of applying IRC Section 162(m).

For 2012, the total compensation for income tax purposes of the CEO, including base salary and vesting of restricted stock awards, was in excess of $1,000,000.  Due primarily to the vesting of restricted stock awards, a portion of the amount of compensation in excess of $1,000,000 was not deductible.

Risk Oversight of the Company’s Compensation Policies and Programs

The Compensation Committee carefully monitors compensation levels to ensure they reflect an appropriate balance of pay-for-performance within acceptable risk parameters.  Based on current and evolving best practices guidance, the Compensation Committee conducted a compensation risk assessment of the various elements of the Company’s overall compensation program (including incentive compensation programs).  In its analysis, the Committee reviewed, with input from management, the Company’s compensation programs including appropriate internal controls to mitigate or reduce risk.  Based on its review, the Committee determined that the Company’s compensation programs and policies do not create excessive and unnecessary risk taking.  In addition to review by the Committee, the Board maintains proper policies and procedures to ensure ongoing management and assessment of compensation practices as they relate to risk.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee
David D. May, Chairman
Ralph C. Derrickson
David S. Lundeen

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during 2012 were Ralph C. Derrickson, Edward L. Glotzbach, David S. Lundeen, and David D. May. Mr. Glotzbach resigned from the Compensation Committee when he declined to stand for re-election to the Board in April 2012. No member of the Compensation Committee in 2012 was, or had ever been, an officer or employee of the Company or any of its subsidiaries, or had any substantial business dealings with the Company.  In addition, no “compensation committee interlocks” existed during 2012, that is no member of the Compensation Committee or the Board was an executive officer of another company on whose compensation committee or board any of the executive officers served.

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation paid or earned by each of the named executive officers for the fiscal years ended December 31, 2010, 2011, and 2012, including the Principal Executive Officer, which is the CEO, the Principal Financial Officer, which is the CFO, and the other most highly compensated executive officer, the COO, based on total compensation:

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Stock Options ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)		Total ($)
Jeffrey S. Davis	2012	$350,000	$-	$1,135,416	$-	$259,200	$21,274	(4)	$1,765,890
President and Chief Executive Officer	2011	$315,000	$-	$1,089,000	$-	$-	$20,490		$1,424,490
	2010	$285,000	$-	$1,172,140	$-	$479,000	$12,098		$1,948,238
Kathryn J. Henely	2012	$260,000	$-	$621,233	$-	$93,600	$7,441		$982,274
Chief Operating Officer	2011	$246,667	$-	$484,000	$-	$-	$4,108		$734,775
	2010	$220,000	$-	$512,100	$-	$185,000	$4,721		$921,821
Paul E. Martin	2012	$255,000	$-	$560,543	$-	$73,440	$9,357		$898,340
Chief Financial Officer	2011	$245,000	$-	$484,000	$-	$-	$9,851		$738,851
	2010	$225,000	$-	$512,100	$-	$151,000	$5,975		$894,075

(1)
Amounts listed represent the aggregate grant date fair value, with respect to restricted stock awards, computed in accordance with ASC Topic 718.  Following SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of the 2012 amounts were disclosed in Note 9 to the Company’s consolidated financial statements for 2012, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 7, 2013.

(2)	Amounts are earned and accrued during the fiscal year indicated and paid subsequent to the end of the fiscal year pursuant to the Company’s performance-based Executive Bonus Plan.
(3)
Other than as noted in footnote (4), the amounts listed represent the value of the Company’s 401(k) matching contributions, Company-paid standard life insurance premiums, and cell phone allowances.  The named executive officers, from time to time, received certain immaterial personal benefits or other compensation items from the Company; however, in no case did the value of these items exceed $10,000 in the aggregate.

(4)
As part of his overall compensation, Mr. Davis received Company 401(k) matching contributions of $7,338, Company-paid life and disability insurance premiums of $11,695, Company-paid standard life insurance premiums of $621, and a $1,620 cell phone allowance.

The table below summarizes the 2012 total compensation mix for the named executive officers by pay element:

PERCENT OF 2012 TOTAL COMPENSATION BY PAY ELEMENT
Name	Base Salary	Incentive Compensation	Other Compensation

Jeffrey S. Davis	20%	79%	1%

Kathryn J. Henely	26%	73%	1%

Paul E. Martin	28%	71%	1%

Employment Agreements

Mr. Davis

The Company entered into an employment agreement with Mr. Davis effective January 1, 2012 that expires on December 31, 2014. Mr. Davis’s employment agreement provides for the following compensation:

•	an annual salary of $330,000 that may be increased by the Board of Directors from time to time;
•	an annual performance bonus of up to 200% of Mr. Davis’s annual salary in the event the Company achieves certain performance targets;
•
entitlement to participate in such insurance, disability, health, and medical benefits and retirement plans or programs as are from time to time generally made available to executive employees of the Company, pursuant to the policies of the Company and subject to the conditions and terms applicable to such benefits, plans or programs;

•
severance and change in control benefits upon Mr. Davis’s termination of employment or change in control of the Company, including a severance of two year’s base salary, one year’s target bonus, and one year of benefits (and vesting of all unvested options and restricted shares)  if Mr. Davis is terminated without cause or under a constructive termination, as defined in the agreement;

•	death and disability benefits, including a payment of one year’s base salary and one year’s target bonus; and
•	100% of all unvested options and restricted shares vest upon a change in control.

Mr. Davis has agreed to refrain from competing with the Company for a period of three years following the termination of his employment. Mr. Davis’s compensation is subject to review and adjustment on an annual basis in accordance with the Company’s compensation policies as in effect from time to time. Mr. Davis’s annual salary was increased to $360,000 and $400,000 in April 2012 and February 2013, respectively.

Mr. Martin

The Company entered into an employment agreement with Mr. Martin effective January 1, 2012 that expires on December 31, 2014. Mr. Martin’s employment agreement provides for the following compensation:

•	an annual salary of $255,000 that may be increased by the CEO, with approval by the Board of Directors or its Compensation Committee, from time to time;
•	an annual performance bonus of up to 80% of Mr. Martin’s annual salary in the event the Company achieves certain performance targets;
•
entitlement to participate in such insurance, disability, health, and medical benefits and retirement plans or programs as are from time to time generally made available to executive employees of the Company, pursuant to the policies of the Company and subject to the conditions and terms applicable to such benefits, plans or programs;

•
severance and change in control benefits upon Mr. Martin’s termination of employment or change in control of the Company, including a severance of one year’s base salary, one year of benefits and one year of vesting of options and restricted stock if Mr. Martin is terminated without cause or under a constructive termination, as defined in the agreement;

•	death and disability benefits, including a payment of one year’s base salary and one year’s target bonus; and
•	50% of all unvested options and restricted shares vest upon a change in control.

        Mr. Martin has agreed to refrain from competing with the Company for a period of three years following the termination of his employment. Mr. Martin’s compensation is subject to review and adjustment on an annual basis in accordance with the Company’s compensation policies as in effect from time to time. Mr. Martin’s annual salary was increased to $275,000 in February 2013.

GRANTS OF PLAN-BASED AWARDS

The following table reflects awards granted to the named executive officers during 2012 under the Company’s equity and non-equity incentive plans:

2012 GRANTS OF PLAN-BASED AWARDS
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of	Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Stock (#)(2)	Awards ($)(3)
Jeffrey S. Davis	5/23/2012	$-	$-	$-	97,377	$1,135,416
	N/A	-	720,000	720,000	-	-
Kathryn J. Henely	5/23/2012	-	-	-	53,279	621,233
	N/A	-	260,000	390,000	-	-
Paul E. Martin	5/23/2012	-	-	-	48,074	560,543
	N/A	-	204,000	204,000	-	-

(1)
Reflects the target and maximum bonus award amounts that could potentially be earned by each named executive officer under the 2012 Executive Bonus Plan based on 2012 performance, as described in the “Annual Incentive Cash Bonus Compensation” section following this table.

(2)
Reflects the Compensation Committee’s grant of restricted shares to the named executive officers on May 23, 2012 in the respective amounts listed in the table.  The terms of these restricted share awards are described in the section entitled “Restricted Share Award Terms” following this table.

(3)	The grant date fair value is based on the per share closing market price of the Common Stock on May 23, 2012 (the date of grant) of $11.66.

Annual Incentive Cash Bonus Compensation

Bonuses available to the named executive officers as an annual incentive bonus under the 2012 Executive Bonus Plan are based upon pre-set percentages of salary and are earned by reaching certain target performance levels.

In February 2012, the Compensation Committee established the targets for the named executive officers under the 2012 Executive Bonus Plan.  The table below lists the potential bonus awards as a percent of base salary for the named executive officers as reflected in the “2012 Grants of Plan-Based Awards” table:

	Target Bonus Percentage	Maximum Bonus Percentage
CEO	200%	200%
COO	100%	150%
CFO	80%	80%

The named executive officers share in every dollar of earnings above the targets established pursuant to the 2012 Executive Bonus Plan up to the maximum bonus percentage set for each.  Such named executive officers may receive up to the maximum bonus percentage to the extent the Adjusted GAAP EPS target is exceeded up to 1.5 times the target.  The Compensation Committee has the discretion to decrease bonus amounts, even if the target is met or exceeded. In order to meet this target, the Company’s Adjusted GAAP EPS must meet the predetermined target after considering the estimated bonus payout. Please refer to the section entitled “Performance-Based Executive Bonus Plan” on page 10 for additional information regarding the predetermined target.

Restricted Share Award Terms

The restricted shares awarded to the named executive officers on May 23, 2012 were granted under the 2012 Long-Term Incentive Plan (the “Incentive Plan”).  Under the terms of the restricted share award agreements, 33% of the shares subject to an award will vest on each anniversary of April 2, 2012 with the final tranche vesting on April 2, 2015, provided the named executive officers continue employment with the Company through the applicable vesting dates.

In the event of a recipient’s termination of employment with the Company for any reason (including death or disability) prior to full vesting of the restricted shares, restricted shares that have not vested as of the date of termination will be null and void and will be forfeited to the Company, unless the terms of the recipient’s employment agreement provide otherwise.  The employment agreements for Messrs. Davis and Martin provide for accelerated vesting of equity awards such as the restricted share awards in the case of certain involuntary terminations or upon the occurrence of a change in control.  These acceleration provisions are described below in the section of this proxy entitled “Potential Payments upon Termination and/or Change in Control.”

Dividends are payable on the restricted shares at the same rate and at the same time that dividends are paid to stockholders generally; however, the Company has not historically paid, and in the future does not intend to pay, dividends.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table presents: (i) the number of unexercised options held by each named executive officer as of December 31, 2012; and (ii) the number and market value of unvested restricted share awards held by each named executive officer as of December 31, 2012:

2012 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Stock Options				Stock Awards
	Number of Securities Underlying Unexercised Options (#)(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Name	Exercisable	Unexercisable
Jeffrey S. Davis	155,000	-	$6.31	12/15/2014	60,000	(3)	$706,800
	-	-	-	-	46,279	(4)	545,167
	-	-	-	-	39,123	(5)	460,869
	-	-	-	-	97,377	(8)	1,147,101

Kathryn J. Henely	-	-	-	-	9,600	(6)	113,088
	-	-	-	-	4,800	(3)	56,544
	-	-	-	-	11,456	(7)	134,952
	-	-	-	-	27,000	(4)	318,060
	-	-	-	-	26,666	(5)	314,125
	-	-	-	-	53,279	(8)	627,627

Paul E. Martin	-	-	-	-	26,000	(3)	306,280
	-	-	-	-	27,000	(4)	318,060
	-	-	-	-	26,666	(5)	314,125
	-	-	-	-	48,074	(8)	566,312

(1)
Options generally expire ten years from the date of grant (the “expiration date”).  If the recipient’s employment terminates: (i) due to death or “permanent disability” (as defined in the applicable award agreement), then the option will remain exercisable for 12 months following the termination date; (ii) as a result of the recipient’s “misconduct” (as defined in the applicable award agreement), then the option will terminate immediately and cease to be outstanding; and (iii) for any other reason, then the option will remain exercisable for three months following the termination date, provided that no option will be exercisable after its original expiration date.

(2)	Based on the per share closing market price of $11.78 of the Common Stock on December 31, 2012.
(3)
Represents awards of restricted shares made to the named executive officers on December 17, 2008.  20% of the restricted shares subject to each award vest on the anniversaries of December 17 with the final tranche vesting on December 17, 2013.

(4)
Represents awards of restricted shares made to the named executive officers on March 22, 2010. 20% of the restricted shares subject to each award vest on the anniversaries of March 22 with the final tranche vesting on March 22, 2015. In December 2012, the Compensation Committee approved the acceleration to 2012 of the vesting of 75% of the portion of this award that would otherwise vest in 2013 for Mr. Davis.

(5)
Represents awards of restricted shares made to the named executive officers on April 12, 2011. 33% of the restricted shares subject to each award vest on each anniversary of April 12 with the final tranche vesting on April 12, 2014. In December 2012, the Compensation Committee approved the acceleration to 2012 of the vesting of 70% of the portion of this award that would otherwise vest in 2013 for Mr. Davis.

(6)
Represents an award of 48,000 restricted shares made to Ms. Henely on September 26, 2008. 20% of the restricted shares subject to each award vest on the anniversaries of September 26 with the final tranche vesting on September 26, 2013.

(7)
Represents an award of 28,637 restricted shares made to Ms. Henely on April 28, 2009. 20% of the restricted shares subject to an award will vest on the anniversaries of April 28 with the final tranche vesting on April 28, 2014.

(8)
Represents awards of restricted shares made to the named executive officers on May 23, 2012. 33% of the restricted shares subject to each award vest on each anniversary of April 2 with the final tranche vesting on April 2, 2015.

OPTION EXERCISES AND STOCK VESTED

The following table presents stock options exercised by and stock awards vested on behalf of the named executive officers during 2012:

2012 OPTION EXERCISES AND STOCK VESTED
	Stock Options		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
Jeffrey S. Davis	-	$-	176,998	(3)	$2,025,917

Kathryn J. Henely	13,854	115,655	51,961	(4)	608,417

Paul E. Martin	-	-	57,834	(5)	665,358

(1)
Calculated as the aggregate market value on the exercise date of the shares of the Common Stock received upon exercise of options, less the aggregate exercise price of options (calculated before payment of any applicable withholding or other income taxes).

(2)
Calculated as the aggregate market value on the date of vesting of the shares with respect to which restrictions lapsed during 2012 (calculated before payment of any applicable withholding or other income taxes).

(3)
Mr. Davis was granted: (i) 150,000 restricted shares on December 4, 2007, a portion of which vested on December 4, 2012, when the market price of the Company’s stock was $10.82; (ii) 300,000 restricted shares on December 17, 2008, a portion of which vested on December 17, 2012, when the market price of the Company’s stock was $11.39; (iii) 103,000 restricted shares on March 22, 2010, a portion of which vested on March 22, 2012 and on December 21, 2012, when the market price of the Company’s stock was $12.18 and $11.38, respectively; and (iv) 90,000 restricted shares on April 12, 2011, a portion of which vested on April 12, 2012 and on December 21, 2012, when the market price of the Company’s stock was $11.76 and $11.38, respectively.

(4)
Ms. Henely was granted: (i) 47,500 restricted shares on December 4, 2007, a portion of which vested on December 4, 2012, when the market price of the Company’s stock was $10.82; (ii) 48,000 restricted shares on September 26, 2008, a portion of which vested on September 26, 2012, when the market price of the Company’s stock was $11.86; (iii) 24,000 restricted shares on December 17, 2008, a portion of which vested on December 17, 2012, when the market price of the Company’s stock was $11.39; (iv) 28,637 restricted shares on April 28, 2009, a portion of which vested on April 27, 2012, when the market price of the Company’s stock was $12.34; (v) 45,000 restricted shares on March 22, 2010, a portion of which vested on March 22, 2012, when the market price of the Company’s stock was $12.18; and (vi) 40,000 restricted shares on April 12, 2011, a portion of which vested on April 12, 2012, when the market price of the Company’s stock was $11.76.

(5)
Mr. Martin was granted: (i) 47,500 restricted shares on December 4, 2007, a portion of which vested on December 4, 2012, when the market price of the Company’s stock was $10.82; (ii) 130,000 restricted shares on December 17, 2008, a portion of which vested on December 17, 2012, when the market price of the Company’s stock was $11.39; (iii) 45,000 restricted shares on March 22, 2010, a portion of which vested on March 22, 2012, when the market price of the Company’s stock was $12.18; and (iv) 40,000 restricted shares on April 12, 2011, a portion of which vested on April 12, 2012, when the market price of the Company’s stock was $11.76.

PENSION BENEFITS

The Company does not sponsor or maintain any plans that provide for specified retirement payments or benefits, such as tax-qualified defined benefit plans or supplemental executive retirement plans, for the named executive officers.

NON-QUALIFIED DEFERRED COMPENSATION

The following table summarizes information regarding the Company’s named executive officers’ participation in the Perficient, Inc. Executive Deferred Compensation Plan (the “Deferred Compensation Plan”).

2012 NON-QUALIFIED DEFERRED COMPENSATION
Name	Executive Contributions ($)(1)	Company Contributions ($)	Aggregate Earnings ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2012 ($)
Jeffrey S. Davis	$-	$-	$-	$-	$-

Kathryn J. Henely	-	-	-	-	-

Paul E. Martin	20,196	-	23,520	-	186,161

(1)	All amounts reported as contributions in this column have been reported in the Salary column of the “Summary Compensation Table” at page 14.
(2)
The amounts in this column represent the aggregate earnings that accrued during 2012 on amounts of salary deferred at the election of the named executive officer pursuant to the Deferred Compensation Plan.  These earnings have not been reported as compensation to the named executive officers in the “Summary Compensation Table” at page 14.

The Deferred Compensation Plan allows each participant to contribute up to 80% of base salary and commission and 100% of annual incentive bonus payments.  Contributions may be made to either the retirement account or the in-service account of the participant; however, no contributions may be made to a participant’s in-service account during a deferral period when amounts are scheduled to be distributed from that account.  Also, if the Compensation Committee determines that a participant has incurred a financial hardship, it may terminate the participant’s deferrals.

The Company may, in its discretion, provide a matching contribution of 25% of the participant’s contribution to the Deferred Compensation Plan up to the first 6% of a participant’s compensation (includes base salary and bonus or incentive compensation); however, any matching contribution will be reduced by the amount of matching contributions actually made on the participant’s behalf under the Company’s 401(k) plan.  Matching contributions vest annually over a three-year period.  The Company may also make discretionary contributions on behalf of participants in the Deferred Compensation Plan, which will be in the amounts and will vest in accordance with the schedule determined by the Company.  The Company made no matching contributions to the Deferred Compensation Plan in 2012.

The Deferred Compensation Plan permits each participant to make investment allocation choices for both the participant’s contributions and any Company matching or discretionary contributions made on the participant’s behalf among the investment choices designated by the Company, which earn market rates of return.  Participants are permitted to change their investment elections on a daily basis.

A participant will receive a distribution of amounts deferred in a particular year upon the earlier to occur of: (i) the time specified in the participant’s deferral commitment election with respect to the participant’s in-service account; (ii) his termination of employment; or (iii) his death or disability.  In addition, a participant may receive a distribution if the Compensation Committee determines that the participant has experienced a financial hardship, to the extent reasonably necessary to satisfy the participant’s needs. Upon a participant’s termination of employment, the participant’s benefits under the Deferred Compensation Plan shall be paid to him as soon as administratively practicable following the date of the participant’s termination of employment, unless the participant constitutes a “specified employee” (within the meaning of section 409A of the Code), in which case the initial payment will be made no earlier than the first day of the seventh month following the participant’s termination.  A participant’s vested benefits may, at the option of the participant, be distributed in one cash lump sum payment, or in up to a maximum of 15 annual installments (or a maximum of five annual installments with respect to the participant’s in-service account).  Certain small account balances (a retirement account balance of less than $50,000 and an in-service account balance of less than $25,000) will be paid in a lump sum regardless of the participant’s election.

Potential Payments upon Termination and/or Change in Control

As part of their employment agreements, Messrs. Davis and Martin have certain provisions detailing payments due to them in the event of termination of their employment with the Company, including the resulting compensation from a change in control.

Mr. Davis

Mr. Davis’s employment agreement provides for the following death, disability, severance, and change in control benefits (certain applicable definitions are set forth below):

•	death benefits of a lump-sum payment equal to one year’s annual salary and Mr. Davis’s Target Bonus;
•	disability benefits paid over 12 months of one year’s annual salary and Mr. Davis’s Target Bonus;
•
severance benefits, if Mr. Davis’s employment with the Company is terminated by the Company in a Without Cause Termination either before or after a Change in Control, of a lump-sum payment equal to two year’s annual salary and Mr. Davis’s Target Bonus for the year in which termination of employment occurs, acceleration of option and restricted stock vesting, and welfare benefits for one year following termination;

•
severance benefits of a lump-sum payment equal to two year’s annual salary and Mr. Davis’s Target Bonus, and welfare benefits for one year following resignation if Mr. Davis voluntarily resigns after a Constructive Termination; and

•	immediate vesting of 100% of all unvested stock option grants and restricted stock grants previously awarded to Mr. Davis upon the occurrence of a Change in Control.

To the extent payments and benefits to Mr. Davis in connection with a change in control would constitute “excess parachute payments” for purposes of Section 280G of the Code subject to excise taxes, Mr. Davis can elect to receive a lesser amount and eliminate the accelerated vesting of his unvested stock options and restricted stock in order to decrease or eliminate the excise taxes.

Mr. Martin

Mr. Martin’s employment agreement provides for the following severance and change in control benefits (certain applicable definitions are set forth below):

•
severance benefits, if Mr. Martin’s employment with the Company is terminated by the Company in a Without Cause Termination or if Mr. Martin voluntarily resigns after a Constructive Termination, of a lump-sum payment equal to one year’s annual salary, continued vesting of restricted stock, and welfare benefits for one year following termination;

•	immediate vesting of 50% of all unvested restricted stock grants previously awarded to Mr. Martin upon the occurrence of a Change in Control; and
•
severance benefits if Mr. Martin’s employment with the Company is terminated by the Company pursuant to a Without Cause Termination within the first year after a Change in Control equal to one year’s annual salary and immediate vesting of all remaining unvested restricted stock previously awarded to Mr. Martin.  In addition, the Company will provide welfare benefits for one year following termination.

The employment agreements for Messrs. Davis and Martin generally use the following terms:

“Change in Control” means: (a) the acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; (b) the acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company, that together with stock of the Company acquired during the 12-month period ending on the date of the most recent acquisition by such person or group, constitutes 30% or more of the total voting power of the stock of the Company; (c) a majority of the members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election; or (d) one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets from the Company that have a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

This definition of Change in Control shall be interpreted in accordance with, and in a manner that will bring the definition into compliance with, the regulations under Section 409A of the Code.

“Constructive Termination” means his voluntary termination of his employment with the Company following (i) a material reduction in his base compensation (including benefits), (ii) a material reduction of his performance-based target bonus or other incentive programs, or (iii) a relocation of his place of employment of more than 50 miles without his consent; in each case where the condition is not remedied or corrected by the Company within 30 days after he sends notice to the Company in writing specifying the reason why he claims there exists grounds for a Constructive Termination, and he sends the notice within ninety days of discovering the existence of the condition that gives rise to a right to claim a Constructive Termination.

“Disability” means he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

“Termination for Cause” means a termination of the executive’s employment by reason of (a) the repeated or willful failure of the executive to substantially perform his duties that has not been cured after written demand from, with regard to Mr. Davis, the Board of Directors and with regard to Mr. Martin, the CEO; (b) conviction of; entering a plea of guilty or  nolo contendere to, a crime involving moral turpitude or dishonesty or to any other crime that constitutes a felony, (c) executive’s intentional misconduct, gross negligence or material misrepresentation in the performance of his duties to the Company; or (d) material breach by executive of any written covenant or agreement with the Company including any covenants not to compete or to non-disclosure of confidential information.

“Without Cause Termination” means a termination of the executive’s employment by the Company other than due to (a) Termination for Cause; (b) Disability; (c) death; or (d) the expiration of the employment agreement.

Under the employment agreements with Messrs. Davis and Martin, each executive would be entitled to receive the estimated benefits described below. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the aforementioned executives, which would only be known at the time that they become eligible for payment and would only be payable if the events set forth in the table below occur.

Quantification of Potential Payments Upon Termination and/or Change in Control

The table below reflects the amount that could be payable under the various arrangements assuming that the triggering event set forth in the title of each column occurred on December 31, 2012. Any actual payments that may be made pursuant to the arrangements described above are dependent on various factors, which may or may not exist at the time a termination of employment or change in control actually occurs.

POTENTIAL PAYMENTS UPON TERMINATION AND/OR CHANGE IN CONTROL
Name (1)	Year	Severance/ Change in Control Payment	Accelerated Restricted Stock Vesting (2)	Accelerated Stock Option Vesting	Continuation of Benefits (3)	Tax Gross-up Payment	Total
Jeffrey S. Davis (4)	2013	$1,440,000	$2,859,937	$-	$11,310	$-	$4,311,247

Paul E. Martin (5)	2013	255,000	1,504,777	-	12,697	-	1,772,474

(1)	Ms. Henely is not included in this table since she does not have an arrangement with the Company in the event of termination of her employment with the Company, including a change in control.
(2)	Calculated using the closing market price per share of $11.78 of the Common Stock on December 31, 2012 for the total number of restricted shares accelerated.
(3)
Represents the estimated present value of all future payments of premiums for benefits which would be paid on behalf of the specified executive officers under the Company’s medical, disability, life, and dental insurance programs.

(4)
Upon a without cause termination, or a without cause termination following a change in control, Mr. Davis would receive each of the payments and benefits listed in the table above. Upon Mr. Davis’s death or disability, he would receive the severance payment only. Mr. Davis would receive the severance payment and the continuance of benefits listed in the table above if he voluntarily resigns upon the occurrence of a constructive termination. If a change in control were to occur, 100% of Mr. Davis’s unvested restricted stock would immediately vest. If Mr. Davis were to terminate his employment with the Company voluntarily or be terminated by the Company for cause, he would receive no compensation except his unpaid salary and bonus earned through the termination date.

(5)
Upon the occurrence of a change in control, 50% of Mr. Martin’s unvested restricted stock would immediately vest, amounting to $752,389 in compensation utilizing the assumptions discussed above. If Mr. Martin is terminated without cause within the first year after a change in control he will receive each of the payments and benefits listed in the table above. If Mr. Martin were to terminate his employment with the Company voluntarily or be terminated by the Company for cause, he would receive no compensation except his unpaid salary and bonus earned through the termination date.

PROPOSAL 2. ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the stockholders of the Company are being provided with the opportunity to vote on an advisory resolution to approve the 2012 compensation of the named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K (including the Compensation Discussion and Analysis section (the “CD&A”), Compensation tables and accompanying narrative).  Item 402 of Regulation S-K is the SEC regulation that sets forth what companies must include in their CD&A and compensation tables.  The Compensation Committee and the Board values the opinions expressed by the Company’s stockholders and will carefully consider the outcome of the vote when making future compensation decisions for the named executive officers.

As described in the CD&A beginning on page 9, the Company believes that the quality, ability, and commitment of the named executive officers are significant factors contributing to the proper leadership of Perficient and driving stockholder value for the Company.  Accordingly, the executive compensation programs are designed to:

•	attract, retain, and motivate qualified talent;
•	motivate executives to improve the overall performance of the Company and reward executives when the Company achieves specific measurable results;
•	encourage accountability by determining salaries and incentive awards based on the Company’s collective performance and contribution;
•	ensure compensation levels are externally competitive and create internal pay equity among executives; and
•	align our executives’ long-term interests with those of our stockholders.

Stockholders are urged to read the CD&A beginning on page 9, which more thoroughly discusses how the compensation policies and procedures implement the Company’s compensation philosophy.  The Compensation Committee and the Board believe that these policies and procedures are effective in implementing the Company’s compensation philosophy and in achieving its goals.

Stockholders have the opportunity to vote “FOR,” “AGAINST,” or “ABSTAIN” on the following advisory resolution relating to the executive compensation of our named executive officers as disclosed in this proxy statement:

“Resolved, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion set forth in this Proxy Statement, is hereby approved.”

This vote is not intended to address a specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies, and practices as described in this proxy statement.  The affirmative vote of a majority of the shares of the Company’s Common Stock cast in person or by proxy, excluding abstentions, on the proposal will be considered approval by the stockholders of the advisory resolution on executive compensation.

The Board recommends a vote “FOR” the proposal to approve the advisory resolution on executive officers.

PROPOSAL 3. RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for 2013.  KPMG has served as the Company’s independent registered public accounting firm since 2007.  Although action by the stockholders in this matter is not required, the Audit Committee believes that in light of the critical role played by the independent registered public accounting firm in maintaining the integrity of the Company’s financial controls and reporting, it is a matter of good practice. The affirmative vote of a majority of the shares of our Common Stock cast in person or by proxy, excluding abstentions, on the proposal will be considered approved by the stockholders.

In the event our stockholders fail to approve the proposal to appoint KPMG as the Company’s independent registered public accounting firm, the Audit Committee will reconsider whether or not to retain the firm.  Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and our stockholders.

The Board recommends a vote “FOR” the proposal to ratify the independent registered public accounting firm.

Principal Accounting Firm Fees and Services

The following table discloses the approximate fees paid to KPMG for the years ended December 31, 2012 and 2011:

	Year Ended December 31,
	2012	2011
Audit fees	$604,000	$551,800
Tax fees	250,000	--
Total fees	$854,000	$551,800

Audit Fees. Audit fees represent fees for professional services provided in connection with the audit of the Company’s annual financial statements and of management’s assessment and the operating effectiveness of internal control over financial reporting included in the Company’s Annual Report on Form 10-K, the quarterly reviews of financial statements included in the Company’s Quarterly Reports on Form 10-Q, other statutory or regulatory filings, and services that are normally provided in connection with such filings.

Tax Fees. Tax fees represent all fees provided in connection with certain research and development tax credit study services performed by KPMG. The Company did not pay any other tax-related fees to KPMG during December 31, 2012 and no such fees were paid during December 31, 2011.

Audit-Related Fees and All Other Fees. The Company did not pay any audit-related or other fees to KPMG for the years ended December 31, 2012 and 2011.

Services. The audit report of KPMG on the Company’s financial statements as of December 31, 2012 and 2011 and for the three years ended December 31, 2012 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. KPMG’s audit report on the effectiveness of internal control over financial reporting as of December 31, 2012 and 2011 indicated that in KPMG’s opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012 and 2011.

We expect that one or more representatives of KPMG will be present at the Meeting. Each of these representatives will have the opportunity to make a statement, if he or she desires, and is expected to be available to respond to any questions.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the pre-approval of all audit services and non-audit services that are permitted by applicable laws and regulations, and that are to be performed by the Company’s independent auditors. As part of those policies and procedures, the Audit Committee has pre-approved specific audit and audit-related services that may be provided by the Company’s independent auditors subject to certain maximum dollar amounts. No further approval by the Audit Committee is required in advance of services falling within the specific types of services and cost-levels included in the pre-approved services. Any proposed services not specifically pre-approved or exceeding pre-approved cost levels require specific pre-approval by the Audit Committee. No services of any kind were approved pursuant to a waiver permitted pursuant to 17 CFR 210.2-01(c)(7)(i)(C).

AUDIT COMMITTEE REPORT

The Audit Committee reports to and acts on behalf of the Board of the Company by providing oversight of the financial management, legal compliance programs, independent auditors, and accounting policies and procedures of the Company. The Company’s management is responsible for preparing the Company’s financial statements and systems of internal control and the independent auditors are responsible for auditing those financial statements and expressing its opinion as to whether the financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of the Company in conformity with GAAP. The Audit Committee is responsible for overseeing the conduct of these activities by the Company’s management and the independent auditors.

In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements, as of and for the fiscal year ended December 31, 2012, were prepared in accordance with GAAP, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors.

The Audit Committee has discussed with the independent auditors matters required to be discussed by the applicable Auditing Standards as periodically amended (including significant accounting policies, alternative accounting treatments and estimates, judgments, and uncertainties). In addition, the independent auditors provided to the Audit Committee the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee and the independent auditors have discussed the auditors’ independence from the Company and its management, including the matters in those written disclosures.

The Audit Committee also has discussed with the Company’s independent auditors, with and without management present, their evaluations of the Company’s internal accounting controls and the overall quality of the Company’s financial reporting.

In further reliance on the reviews and discussions with management and the independent auditors referred to above, the Audit Committee recommended to the Board the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the SEC.

The Audit Committee
David S. Lundeen, Chairman
James R. Kackley
David D. May

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Directors and Executive Officers

The following table sets forth the beneficial ownership of the Common Stock as of April 3, 2013 for each director, each of the Nominee Directors, and each executive officer named in the Summary Compensation Table herein, and by all directors and executive officers of the Company as a group.

Name and Company Position	Shares Beneficially Owned (1)	Percent of Class (2)
Jeffrey S. Davis, President and CEO	812,688	2.4%
Kathryn J. Henely, COO	272,786	*
Paul E. Martin, CFO	281,345	*
Ralph C. Derrickson, Director	43,542	*
John S. Hamlin, Director	32,606	*
James R. Kackley, Director	22,635	*
David S. Lundeen, Director	66,957	*
David D. May, Director	29,004	*
Directors and executive officers as a group (8 persons)	1,561,563	4.7%

(1)	Represents the Company’s only class of voting Common Stock.
(2)
The percentage of Common Stock owned is based on total shares outstanding of 33,154,692 as of April 3, 2013, and including for each named executive officer and director the shares of Common Stock issuable upon the exercise of options issued to such executive officer or director and exercisable within 60 days of the date hereof.

*	Represents less than 1% of the Company’s Common Stock outstanding as of April 3, 2013.

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of April 3, 2013, information for each entity that, to the knowledge of the Company, beneficially owned more than 5% of the Common Stock, based on statements filed with the SEC pursuant to Section 13(g) or 13(d) of the Exchange Act:

Name and Address of Beneficial Owner	Amount and Nature of Shares Beneficially Owned		Percent of Class (1)
BlackRock Inc. 40 East 52nd Street New York, NY 10022	2,585,830	(2)	7.8%

FMR LLC 82 Devonshire Street Boston, MA 02109	2,801,088	(3)	8.4%

The Vanguard Group 100 Vanguard Blvd. Malvem, PA 19355	1,867,142	(4)	5.6%

(1)	The percentage of Common Stock owned is based on total shares outstanding of 33,154,692 as of April 3, 2013.
(2)
According to information provided to the Company in an amendment to Schedule 13G filed with the SEC on February 8, 2013.  The Schedule 13G states that the filer has sole power to vote and to dispose of all shares.

(3)
According to information provided to the Company in an amendment to Schedule 13G filed with the SEC on February 14, 2013.  The Schedule 13G states that the filer has sole voting power for 1,088 shares and sole power to dispose or to direct the disposition of all shares.

(4)
According to information provided to the Company in a Schedule 13G filed with the SEC on February 13, 2013.  The Schedule 13G states that the filer has sole voting power for 46,777 shares, shared dispositive power for 44,177 shares and sole power to dispose or to direct the disposition for 1,822,965 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires executive officers, directors, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC and the Nasdaq. Based solely on a review of the copies of reports furnished to the Company and written representations from the Company’s executive officers, directors, and persons who beneficially own more than 10% of the Company’s equity securities, the Company believes that, during the preceding year, all filing requirements applicable to the Company’s officers, directors, and 10% beneficial owners under Section 16(a) were satisfied, except that Mr. May failed to timely file one Form 4 related to five transactions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In order to identify and address concerns regarding related party transactions and their disclosures, the Company uses Directors and Officers Questionnaires and its conduct and ethics policies.  The Company also considers the independence of its directors.  The discussion of the independence of the directors contained herein under the caption “Composition and Meetings of the Board of Directors and Committees” beginning on page 5.

Directors and Officers Questionnaires are distributed to executive officers and directors at the beginning of each fiscal year to identify any potential related-party transactions. Within the questionnaire, executive officers and directors are asked to describe any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, occurring since January 1, 2012, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any of the following had or will have a direct or indirect interest: (i) the individual; (ii) any director or executive officer of the Company; (iii) a nominee for director; (iv) an immediate family member of a director or executive officer of the Company; (v) an immediate family member of a nominee for director; (vi) a security holder of 5% or more of the Common Stock; or (vii) an immediate family member of the security holder. Responses provided within the questionnaire are reviewed by management of the Company to determine any necessary course of action. In 2012, no such transaction was entered into, other than the Employment Agreements described on pages 14-15 of this Proxy Statement.

It is the policy of the Company that all employees, directors, and agents maintain the highest ethical standards and comply with all applicable legal requirements when conducting Company business. Guidelines regarding conflicts of interest are detailed in the Company’s Corporate Code of Business Conduct and Ethics (the “Code of Conduct”) for employees and in the Financial Code of Ethics for the CEO, CFO, and Other Senior Financial Officials, both adopted by the Board. These policies are available on the Company’s website at www.perficient.com.  All Company employees must deal with vendors, customers, and others doing business with the Company in a manner that avoids even the appearance of conflict between personal interests and those of the Company. Potential conflicts of interest may arise from any of the following:

•
a direct or indirect financial interest in any business or organization that is a Company vendor or competitor, if the employee or director can influence decisions with respect to the Company’s business with respect to such business or organization; and

•	serving on the board of directors of, or being employed in any capacity by, a vendor, competitor or customer of the Company.

Relationships, including business, financial, personal, and family, may give rise to conflicts of interest or the appearance of a conflict. Employees are encouraged to carefully evaluate their relationships as they relate to Company business to avoid conflict or the appearance of a conflict. To avoid conflicts of interest or the appearance of a conflict:

•	Employees are prohibited from directly or indirectly competing, or performing services for any person or entity in competition with, the Company.
•	Employees are required to comply with the policies set forth in the Code of Conduct regarding the receipt or giving of gifts, favors or entertainment.
•
A full-time employee is required to obtain the approval of his or her supervisor before serving as a trustee, regent, director, or officer of a philanthropic, professional, national, regional, or community organization, or educational institution.

•	Employees may not sell or lease equipment, materials or property to the Company without appropriate corporate authority.
•	Employees are required to purchase Company equipment, materials or property only on terms available to the general public.

Any employee or director who becomes aware of a conflict is required to bring it to the attention of a supervisor, management or other appropriate personnel.

Directors are expected and required to uphold the same dedication to corporate ethics as the Company’s employees.

If a conflict of interest arises involving an executive officer or director, the Board must approve a waiver to the Code of Conduct and if a director has the conflict, that director must abstain from the approval.  Waivers are made on a case-by-case basis.  The Board has not adopted a formal written policy with respect to waiving conflict of interests or approving related party transactions.  In making this determination, the Board considered the infrequency in occurrence of these transactions.  Any waivers to the Code of Conduct granted to an executive officer or director shall be disclosed by the Company on its website at www.perficient.com.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

Any stockholder of Perficient eligible to vote in an election may make stockholder proposals and nominations for the 2014 Annual Meeting.  In order to be considered for inclusion in the 2014 Proxy Statement and considered at the 2013 Annual Meeting, all stockholders proposals, nominations and notifications must: (i) comply with the procedures set forth in Perficient’s bylaws; and (ii) be appropriately received by the Secretary of Perficient on or before December 16, 2013.

Pursuant to the bylaws of Perficient, nominations of persons for election to the Board may be made at a meeting of stockholders by or at the direction of the Board or by any stockholder entitled to vote in the election of directors at the meeting who complies with the notice procedures set forth in the bylaws.  Such nominations, other than those made by or at the direction of the Board, shall be made pursuant to notice in writing to the Secretary of the Company, and must be received by the Secretary of Perficient on or before December 16, 2013.  Such stockholder’s notice shall set forth:

(1) the name, age, business address and residence address of such person;

(2) the principal occupation or employment of such person;

(3) the class and number of shares of the Company which are beneficially owned by such person;

(4) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder; and

(5) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required in each case pursuant to Regulation 14A of the Exchange Act (including without limitation such person’s written consent to being named in the proxy statement, if any, as a nominee and to serve as a director if elected).

Any nominations received from stockholders must be in full compliance with applicable laws and with the bylaws of Perficient.

OTHER MATTERS

The Board does not intend to bring any matters before the Meeting other than those stated in this Proxy Statement, and is not aware that any other matters will be presented for action at the Meeting. If any other matters come before the Meeting, the persons named in the enclosed form of proxy will vote the proxy with respect thereto in accordance with their best judgment, pursuant to the discretionary authority granted by the proxy. Whether or not you plan to attend the Meeting in person, please complete, sign, date, and return the enclosed proxy card promptly.

FORM 10-K

Perficient will furnish, without charge to each person solicited and to each beneficial owner of its securities, on the written request of such person, a copy of its Annual Report on Form 10-K, except for the exhibits to such Form 10-K but including the financial statements filed with such Form 10-K. Perficient will furnish any exhibit to the Form 10-K upon the payment of a reasonable fee which shall be limited to its reasonable expenses in furnishing such exhibit. Requests should be directed to Mr. Paul E. Martin, Perficient, Inc., 520 Maryville Centre Drive, Suite 400, Saint Louis, Missouri, 63141, telephone number (314) 529-3600.

PERFICIENT, INC.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 28, 2013.

Vote by Internet

- Go to **www.investorvote.com/PRFT**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. ELECTION OF DIRECTORS

Nominees:

	For	Withhold		For	Withhold		For	Withhold
01 - Jeffrey S. Davis	☐	☐	02 - Ralph C. Derrickson	☐	☐	03 - John S. Hamlin	☐	☐
04 - James R. Kackley	☐	☐	05 - David S. Lundeen	☐	☐	06 - David D. May	☐	☐

	For	Against	Abstain
2. Proposal to approve the advisory (non-binding) resolution relating to 2012 executive compensation.	☐	☐	☐
3. Proposal to ratify the appointment of KPMG LLP as Perficient, Inc.'s independent registered public accounting firm.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X PRFT1

01MK2A

161858_Company_Blanks_Proxy_PRFT_PROXY_CARD/000001

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders.
The Proxy Statement and the 2012 Annual Report on Form 10-K to Shareholders are available at:
http://www.perficient.com

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — PERFICIENT, INC.

Annual Meeting of Stockholders – Wednesday, May 29, 2013
9:00 a.m. local time
For meeting directions, please call 314-529-3600

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Jeffrey S. Davis and Paul E. Martin, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Perficient, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held May 29, 2013 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR ALL" WITH RESPECT TO THE ELECTION OF DIRECTORS AND "FOR" ITEMS 2 AND 3. SHOULD A NOMINEE FOR DIRECTOR BE UNABLE TO SERVE, THIS PROXY MAY BE VOTED FOR A SUBSTITUTE SELECTED BY THE BOARD OF DIRECTORS.

(Continued and to be marked, dated and signed, on the other side)